                                  Exhibit 10.2









                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION


                                  BY AND AMONG


                 COL ACQUISITION CORP., COUPONS ONLINE, L.L.C.,
              CRAIG W. BARNETT, MARK D. BRAUNSTEIN, KAREN REISNER,
             RAM REDDY, JODI JAMIESON, JAMES HORGAN, LARRY BARNETT,
            BARRY BRAVERMAN, DIVERSIFIED EQUITIES AND MANAGEMENT II
                    t/a DEM II, GEORGE GORDON, MANUEL GORDON,
          LORRAINE MARTIN, JEFFREY SILVERSTEIN, DR. ROBERT C. GORDON,
                  RENEE GORDON, NORMAN BATANSKY, TOBY BATANSKY,
                   ALAN KLEBAN FAMILY TRUST, BRUCE MALINOWSKI
                          AND MUZAK LIMITED PARTNERSHIP








                         DATED AS OF SEPTEMBER 12, 1996

                                TABLE OF CONTENTS

ARTICLE 1..................................................................-2-

The Merger.................................................................-2-
     1.1     The Merger....................................................-2-
     1.2     Effective Time................................................-2-
     1.3     Effect of the Merger..........................................-2-
     1.4     Certificate of Incorporation; By-Laws; Operating Agreement....-2-
     1.5      Directors and Officers.......................................-3-
     1.6     Effect on Securities..........................................-3-
     1.7      Taking of Necessary Action; Further Action...................-6-
     1.8      Material Adverse Effect; Ordinary Course of Business.........-6-
     1.9     Tax Consequences..............................................-7-

ARTICLE 2..................................................................-7-

Representations and Warranties of COL and the Active Holders...............-7-

ARTICLE 3..................................................................-7-

Representations and Warranties the Holders.................................-7-

ARTICLE 4..................................................................-7-



                                      (i)

Representations and Warranties of Company...................................-7-

ARTICLE 5...................................................................-8-

Conduct of Business Pending the Merger......................................-8-
         Section 5.1       Conduct of Business by COL Pending the Merger....-8-
         5.2   No Solicitation or Transfer of Interests.....................10-
         5.3   No Transfer of Holder Rights.................................10-
         5.4   Conduct of Business by the Company Pending the Merger........10-

ARTICLE 6...................................................................11-

Additional Covenants.......................................................-11-
         6.1   Registration Under the Securities Act........................11-
         6.2   Access to Information........................................14-
         6.3   Consents; Approvals..........................................15-
         6.4   Notification of Certain Matters..............................15-
         6.5   Further Action...............................................15-
         6.6   Public Announcements.........................................15-
         6.7   Conveyance Taxes.............................................15-

ARTICLE 7...................................................................15-

Conditions to the Merger...................................................-15-
         7.1   Conditions to Obligation of Each Party to Effect the Merger..16-
         7.2   Additional Conditions to Obligations of the Company..........16-
         7.3   Additional Conditions to Obligation of COL and the Holders...18-

ARTICLE 8...................................................................19-

Termination.................................................................19-
         8.1   Termination..................................................19-
         8.2   Effect of Termination........................................20-
         8.3   Fees and Expenses............................................20-

ARTICLE 9...................................................................21-

Survival of Representations and Warranties; Indemnification................-21-
         9.1      Survival.................................................-21-
         9.2      Indemnification..........................................-21-
         9.3      Conditions of Indemnification for Third Party Claims.....-22-
         9.4      Payment of Claims........................................-23-
         9.5      Set-Off..................................................-23-


                                      (ii)

         9.6      Loan and Security Agreement..............................-24-

ARTICLE 10.................................................................-24-

General Provisions.........................................................-24-
         10.1     Disclosure Schedules.....................................-24-
         10.2     Notices..................................................-24-
         10.3     Certain Definitions......................................-25-
         10.4     Amendment................................................-25-
         10.5     Waiver...................................................-26-
         10.6     Headings.................................................-26-
         10.7     Severability.............................................-26-
         10.8     Entire Agreement.........................................-26-
         10.9     No Assignment............................................-26-
         10.10    Parties In Interest......................................-26-
         10.11    Failure or Indulgence Not Waiver; Remedies Cumulative....-27-
         10.12    GOVERNING LAW............................................-27-
         10.13    Counterparts.............................................-27-
         10.14    Joint Participation......................................-27-
         10.15    No Tax Advice............................................-27-
          10.16   Exhibits and Schedules...................................-27-
          10.17   WAIVER OF JURY TRIAL.....................................-28-






                                      (iii)

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

          Agreement and Plan of Merger and Reorganization, dated as of September 12, 1996 (this "Agreement"), by and among COL Acquisition Corp., a Delaware corporation (the "Company"), Coupons Online, L.L.C., a New Jersey limited liability company ("COL"), Craig W. Barnett ("C. Barnett"), Mark D. Braunstein ("Braunstein"), Karen Reisner ("Reisner"), Ram Reddy ("Reddy"), Jodi Jamieson ("Jamieson"), James Horgan ("Horgan"), Larry Barnett ("L. Barnett"), Barry Braverman ("Braverman"), Diversified Equities and Management II t/a DEM II ("DEM"), George Gordon ("G. Gordon"), Manuel Gordon ("M. Gordon"), Lorraine Martin ("Martin"), Jeffrey Silverstein ("Silverstein"), Dr. Robert C. Gordon ("Dr. Gordon"), Renee Gordon ("R. Gordon"), Norman Batansky ("N. Batansky"), Toby Batansky ("T. Batansky"), Alan Kleban Family Trust ("Trust"), Bruce Malinowski ("Malinowski") and Muzak Limited Partnership ("Muzak") (collectively, the "Holders").

          C. Barnett and Braunstein are sometimes collectively referred to as the "Active Holders". Reisner, Reddy, Jamieson, Horgan, L. Barnett, Braverman, DEM, G. Gordon, M. Gordon, Martin, Silverstein, Dr. Gordon, R. Gordon, N. Batansky, T. Batansky, Trust, Malinowski and Muzak are sometimes collectively referred to as the "Passive Holders". DEM, G. Gordon, M. Gordon, Martin, Silverstein, Dr. Gordon, R. Gordon, N. Batansky, T. Batansky and Trust are sometimes collectively referred to as the "Gordon Group". The Active Holders, the Gordon Group, Reisner, Reddy, Jamieson, Horgan, L. Barnett and Braverman are sometimes collectively referred to as the "Interest Holders".


                                   WITNESSETH:

          WHEREAS, the Board of Directors of the Company and the Board of Managers of COL have each determined that it is advisable and in the best interests of their respective stockholders and members for COL to be acquired by the Company pursuant to the merger (the "Merger") of COL with and into the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance thereof, the Board of Directors of the Company and the Board of Managers and members of COL have each approved the Merger in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the New Jersey Limited Liability Company Act ("New Jersey Law") and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, pursuant to the Merger, the Holders will receive the Merger Consideration (as defined in Section 1.6(d) hereof), in exchange for (i) all of the issued and outstanding membership interests of COL, (ii) the termination of any and all agreements among COL and the Holders and (iii) the release of any and all pre-existing rights, claims, causes of actions and suits which the Holders have or may have against COL, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, COL and each of the Holders hereby agree as follows:

                                   ARTICLE 1.

                                   The Merger

          Section 1.1      The Merger.

                 (a) Effective Time. At the Effective Time (as defined in
Section 1.2), and subject to and upon the terms and conditions of this Agreement, New Jersey Law and Delaware Law, respectively, COL shall be merged with and into the Company, the separate existence of COL shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                 (b) Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7 hereof, the closing of the transactions contemplated hereby will take place upon the earlier of (i) the satisfaction or waiver of the conditions set forth in Article 7 hereof and (ii) September 18, 1996, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 1401 Walnut Street, Philadelphia, Pennsylvania 19102, or such other date, time or place as is agreed to in writing by the Company and COL (the date of the closing of the transactions contemplated hereby is hereinafter referred to as the "Closing Time").

          Section 1.2 Effective Time. As promptly as practicable after the Closing Time, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger"), together with any required certificates, with the Secretary of State of the State of New Jersey and the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of New Jersey Law and Delaware Law, respectively (the time of such filing being the "Effective Time").

          Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of New Jersey Law and Delaware Law, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of COL and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of COL and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4 Certificate of Incorporation; By-Laws; Operating
Agreement.

                 (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Time, shall be the

Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read as follows: "FIRST" The name of the corporation is "Coupons Online, Inc." (or such other name as is selected by the Surviving Corporation).

                 (b) By-Laws. At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Closing Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                 (c) Operating Agreement. At the Effective Time, the Operating Agreement (as defined in Section 1.6(a) hereof) and all obligations and rights thereunder shall be terminated and shall no longer be of any force or effect.

                 (d) Investors Agreement. At the Effective Time, that certain Investors Agreement by and among COL and the Gordon Group and all obligations and rights thereunder shall be terminated and shall no longer be of any force or effect.

          Section 1.5 Directors and Officers. As soon as reasonably practicable following the Effective Time, the sole director of the Company shall cause (i) the three (3) individuals to be identified by American Maple Leaf Financial Corporation, Michael A. Clark and C. Barnett (with Braunstein having the right to attend all meetings of the Board of Directors so long as C. Barnett shall be a director of the Surviving Corporation) to be elected to and constitute the entire Board of Directors of the Surviving Corporation and (ii) Michael A. Clark and such other executive officers of the Surviving Corporation as are identified by Mr. Clark to be appointed to their respective positions, in each case until their respective successors are duly elected or appointed and qualified. Mr. Clark and C. Barnett shall be elected to serve as Class B Directors of the Surviving Corporation in accordance with the Surviving Corporation's Bylaws.

          Section 1.6 Effect on Securities. Subject to the terms and conditions contained herein, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, COL or any of the Holders:

                 (a) Conversion of Securities. All of the Interests (as defined in the Operating Agreement for COL dated December 1994 by and among COL and the Interest Holders (the "Operating Agreement")) of COL shall be canceled.

                 (b) Termination of Agreements. Any and all agreements among COL and any of the Holders (the "Holder Agreements") shall be terminated.

                 (c) Release of Claims. Except for the obligations of COL set forth on Schedule 1.6(c) attached hereto, which claims shall survive the consummation of the Merger (collectively, the

"Surviving Claims"), any and all pre-existing rights, claims, causes of actions and suits which any of the Holders then have or may have against COL (the "Holder Claims" (which term specifically excludes the Surviving Claims) and together with the Holder Agreements, the "Holder Rights") shall be released.

                 (d) Merger Consideration. In exchange for the consideration set forth in clauses (a), (b) and (c) of this Section 1.6, the Holders shall receive, in the aggregate, 2,474,000 shares of validly issued, fully paid and nonassessable shares of common stock of the Company, $.01 par value per share (the "Common Stock"). No fraction of a share of Common Stock shall be issued hereunder and no cash shall be issued in lieu of any such fractional shares which would otherwise be issuable thereof. The Common Stock issuable under this
Section 1.6(d) is referred to herein as the "Merger Consideration".

                           The shares of Common Stock issued as Merger
Consideration, except (i) for all the shares of Common Stock issued to the Gordon Group (the "Gordon Shares") and (ii) 57,000 of the shares of Common Stock issued to Braverman (the "Unrestricted Braverman Shares"), may not be sold, transferred or otherwise disposed of by any or all of the Holders until the Second Anniversary of the Effective Time (the "Transfer Restriction"). Notwithstanding the foregoing, the restrictions contained herein shall in no way restrict or limit such Holder's ability to (a) transfer shares of Common Stock to (1) another Holder, (2) his immediate family members or (3) a trust or trusts for the benefit of his immediate family members for estate planning purposes or
(b) pledge shares of Common Stock to a bona fide reputable financial institution as security for debt incurred by such Holder (all transferees permitted by clause (a) and (b) are referred to herein as "Permitted Transferees"); provided, however, that such Holder and such Permitted Transferees shall (i) be bound by the Transfer Restriction and (ii) execute, prior to any such transfer to such Permitted Transferee, such documents as may be reasonably requested by the Company to evidence and affirm its obligations hereunder (each of such permitted transfers shall hereinafter be referred to as a "Permissible Transfer").

                           The Gordon Shares may not be sold, transferred or
otherwise disposed of by any or all of the Holders constituting the Gordon Group except (i) in connection with a Permissible Transfer or (ii) in accordance with the following provisions: (x) 25% of such Shares on the first anniversary of the Effective Date; (y) 25% of such Shares on the eighteenth month anniversary of the Effective Date; and (z) the balance of such Shares on the second anniversary of the Effective Date.

                           The Unrestricted Braverman Shares may not be sold,
transferred or otherwise disposed of by Braverman except (i) in connection with a Permissible Transfer or (ii) in accordance with the following provisions: (x) 25% of such Shares on the first anniversary of the Effective Date; (y) 25% of such Shares on the eighteenth month anniversary of the Effective Date; and (z) the balance of such Shares on the second anniversary of the Effective Date.

                 (e) The certificates for all shares of Common Stock issued as Merger Consideration will be issued with a restrictive legend setting forth or otherwise indicating the restrictions on transfer set forth in clause (d) of this Section 1.6. Immediately upon the Effective Time, (i) all Interests of COL shall automatically be canceled and all rights of holders of such Interests with respect thereto shall cease and be extinguished, (ii) all Holder Agreements shall be terminated and (iii) all Holder Claims shall be waived. The Merger Consideration shall be allocated among the Holders as set forth in Exhibit A attached hereto. By accepting a certificate for shares of Common Stock representing such Merger Consideration, a Holder shall knowingly and willingly remise, waive, release and forever discharge COL and its successors, including the Company, and their respective members, managers, shareholders, directors, officers, employees, agents, affiliates, and assigns (collectively, the "Releasees") of and from any and all manner of actions and causes of action, debts, agreements, claims and demands whatsoever (collectively, "Claims") which such Holder, his heirs, executors, administrators or assigns has, had or may hereafter have against the Releasees or any of them from or by reason of any cause, matter or thing whatsoever from the beginning of time to the Effective Time, including, without in any way limiting the generality of the foregoing (but specifically excluding the Surviving Claims), (i) any and all matters relating to his status as a member of COL; (ii) any and all matters relating to his employment, if any, by COL and the termination thereof; (iii) any and all claims under any federal, state or local law; (iv) any common law claims now or hereafter recognized and (v) all claims for counsel fees and costs. By accepting such Merger Consideration, except in connection with the Surviving Claims, Holder shall also be deemed to agree that neither he nor any person, organization, or other entity acting on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed any action, suit or proceeding against any of the Releasees involving any matter occurring at any time in the past up to the Effective Time or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the Effective Time.

                 (f) Capital Stock of the Company. Each share of Common Stock, and all rights, options and warrants to purchase Common Stock ("Stock Purchase Rights") of the Company issued and outstanding immediately prior to the Effective Time shall become shares and Stock Purchase Rights of the Surviving Corporation after the Merger and together with all the shares of Common Stock issuable as Merger Consideration hereunder shall at the Effective Time constitute all of the issued and outstanding shares and Stock Purchase Rights of the Surviving Corporation. Each stock certificate or agreement of the Company evidencing ownership of any such shares and Stock Purchase Rights shall continue to evidence ownership of such shares and Stock Purchase Rights of the Surviving Corporation.

                 (g) Adjustments to Merger Consideration. In the event the Company shall effect any stock split, reverse split, stock dividend (including any dividend or other similar distribution of securities convertible into Common Stock), reorganization, recapitalization or other like change with respect to Common Stock after the date hereof and prior to the Effective Time, the number of shares of Common Stock issuable as Merger Consideration hereunder shall be adjusted to reflect fully such split, dividend, reorganization, recapitalization or change.

                 (h) Delivery of Certificates. At the Effective Time, the Company will cause to be delivered to each Holder (in accordance with clauses
(a) through (e) of this Section 1.6 and Exhibit

A attached hereto) certificate or certificates, appropriately registered in the name of the holder, representing the shares of Common Stock issuable as Merger Consideration hereunder.

                 (i) Withholding Rights. The Company shall be entitled to receive from each Holder, prior to the payment of the Merger Consideration, an amount in cash equal to the amount which the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local, provincial or foreign tax law.

                 (j) The Merger Consideration delivered upon the surrender for exchange of Interests and termination and/or waiver of Holder Rights in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Interests and/or Holder Rights, as the case may be.

          Section 1.7 Taking of Necessary Action; Further Action. Each of the Company, COL and each of the Holders in good faith will take, and will cause any other persons who are or become holders of Interests or other rights against the Company at or prior to the Effective Time to take, all such commercially reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of COL and the Company, the officers, managers and directors of COL and the Company, respectively, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary actions.

          Section 1.8 Material Adverse Effect; Ordinary Course of Business. When used herein or in any Exhibit, Annex or Schedule hereto in connection with COL or the Company, as the case may be, the term "Material Adverse Effect", or any derivation thereof, means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations of COL or the Company, as the case may be, in each case taken as a whole.

          When used in connection with either COL or the Company, as the case may be, the term "ordinary course of business", or derivations thereof, means the normal conduct of business consistent with past practice except that no action which is contrary to law, order, rule or regulation or otherwise contrary to commercial reasonableness shall be considered to be in the ordinary course of business.

          Section 1.9 Tax Consequences. It is intended by the parties hereto that the Merger be part of a series of transactions which, together, will be treated as a transaction in which no gain or loss is recognized pursuant to
Section 351 of the Code. The parties hereto agree to report the Merger consistent with such treatment for income tax purposes.

                                   ARTICLE 2.

          Representations and Warranties of COL and the Active Holders

          COL and each Active Holder hereby, jointly and severally, represents and warrants to the Company (which representations and warranties shall be true and correct on the date hereof and at the Effective Time) as to each of the matters set forth in Annex I hereto.

          In addition, COL hereby represents and warrants to Muzak (which representation and warranty shall be true and correct on the date hereof and at the Effective Time) that, to the best of COL's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened against COL or any properties or rights of COL, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which claims, actions, suits, proceedings or investigations are reasonably likely to be asserted or commenced against Muzak or any of its assets or properties. Notwithstanding anything to the contrary contained herein, in the event that the representation and warranty set forth in the preceding sentence is determined (by a court of competent jurisdiction) to have been untrue as of the date hereof or at the Effective Time, then Muzak's remission, waiver, release and discharge of the Claims set forth in Section 1.6(e) hereof shall be of no force and effect.

                                   ARTICLE 3.

                   Representations and Warranties the Holders

          Each Holder, with respect to such Holder only, hereby represents and warrants to the Company (which representations and warranties shall be true and correct as of the date hereof and at the Effective Time) as to each of the matters set forth in Annex II hereto.

                                   ARTICLE 4.

                    Representations and Warranties of Company

          The Company represents and warrants to COL and to each Holder (which representations and warranties shall be true and correct on the date hereof and at the Effective Time) as to each of the matters set forth in Annex III hereto.

                                   ARTICLE 5.

                     Conduct of Business Pending the Merger

          Section 5.1 Conduct of Business by COL Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, COL covenants and agrees that, unless the Company shall otherwise agree in writing, COL shall conduct its business only in, and COL shall not take any action except in, the ordinary course of business; and COL shall use reasonable commercial efforts to (i) preserve substantially intact its business organization, (ii) pay its trade payables and other liabilities in accordance with their terms as they became due, (iii) collect its receivables and other claims in full in accordance with their terms, as they become due, (iv) keep available the services of each of its present officers, employees and consultants, (v) take all reasonable actions in the ordinary course of business necessary to prevent the loss, cancellation, abandonment forfeiture or expiration of any COL Intellectual Property, and (vi) preserve each of its present relationships with customers, suppliers and other persons with which COL has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, COL shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

                 (a) amend or otherwise change its Articles of Formation or the Operating Agreement;

                 (b) issue, transfer, pledge, dispose of or encumber, or authorize the transfer, pledge, disposition or encumbrance of, any Interests;

                 (c) sell, lease, assign, transfer, pledge, dispose of or encumber any of its assets (whether real, personal or intellectual property) (except for (i) sales of assets in the ordinary course of business; and (ii) dispositions of obsolete or worthless assets).

                 (d) [Intentionally Omitted];

                 (e) sell, transfer, license, sublicense or otherwise dispose of any COL Intellectual Property Rights, or amend or modify any existing agreements with respect to COL Intellectual Property Rights or Third Party Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business;

                 (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or representing the deferred purchase price of any property or assets or issue debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person (except for the endorsement of commercial paper for deposit or collection in the ordinary course of business) or make any loans or advances to or investments in any person; (iii) create, incur, assume or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature upon its property or assets, income or profits, whether now owned or hereafter acquired, other than "Permitted Liens" (as defined in that certain Loan and Security Agreement dated as of June 14, 1996 by and between VDC Corporation and COL (the "VDC Loan Agreement")); (iv) assume, guarantee, endorse or otherwise in anyway be or become responsible or liable for, directly or indirectly, any contingent obligation; (v) enter into or amend any contract or agreement other than in the ordinary course of business; (vi) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000 for COL, taken as a whole; (vii) enter into any agreement or become liable under any agreement for the lease, hire or use of any real or personal property; or (viii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(f);

                 (g) increase the compensation payable or to become payable to any of their officers or employees (except for such increases as may be set forth in the employment agreements and/or consulting agreements to be entered into upon consummation of the Merger) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of COL, or establish, adopt or enter into any Employee Plan;

                 (h) take any action, other than as required by GAAP, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

                 (i) make any material Tax election inconsistent with past practices or settle or compromise any material, federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any Tax, except to the extent the amount of any such settlement has been reserved for on the Balance Sheet of COL;

                 (j) pay, discharge or satisfy any principal of any debt prior to its scheduled maturity for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto; or amend any provision pertaining to the subordination or the terms of payment of any debt;

                 (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) except for (i) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Balance Sheet of COL or incurred in the ordinary course of business, (ii) the Loan (as such term is defined in the VDC Loan Agreement), (iii) reasonable attorneys' fees and expenses incurred in the ordinary course of business, and (iv) Indebtedness secured by Permitted Liens (as each such term is defined in the VDC Loan Agreement);

                 (l) liquidate or dissolve itself (or suffer any liquidation or dissolution); or

                 (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (l) above, or any action which would make any of the representations or warranties contained in Article 2 or
Article 3 of this Agreement untrue or incorrect or prevent COL from performing or cause COL not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

          Section 5.2 No Solicitation or Transfer of Interests.

                 (a) COL and each Holder agrees that neither it nor any of their respective officers, managers, or directors shall, and COL and each Interest Holder shall direct and use their best efforts to cause the employees, agents, directors and representatives of COL and of each Interest Holder (including, without limitation, any attorney or accountant retained by any of them) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offers (including, without limitation, any proposals or offers to members of COL) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, COL or a change of the managers of COL (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

                 (b) COL and each Holder (to the extent such Holder is aware of such Acquisition Proposal) shall immediately notify the Company after receipt of any Acquisition Proposal or any request for information relating to COL in connection with an Acquisition Proposal or for access to the properties, books or records of COL by any person or entity that informs COL or such Holder that it is considering making, or has made, an Acquisition Proposal. Such notice to the Company shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                 (c) COL shall ensure that its officers, managers and employees, and COL and each Interest Holder shall ensure that its or his advisors and representatives are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 5.2 by such officers, managers, employees, advisors or representatives.

                 (d) No Interest Holder shall transfer, pledge or otherwise dispose of any or all of his Interests or any rights therein prior to the Effective Time or earlier termination of this Agreement.

          Section 5.3 No Transfer of Holder Rights. No Holder shall transfer, pledge or otherwise dispose of any or all of his Holder Rights prior to the Effective Time or earlier termination of this Agreement.

          Section 5.4 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless COL shall otherwise agree in writing, other than actions taken by the Company in contemplation of the Merger, the Company shall not directly or indirectly do, or propose to take or agree in writing or otherwise to take any action which would prevent the Company from performing or cause the Company not to perform its obligations hereunder.

                                   ARTICLE 6.

                              Additional Covenants

          Section 6.1 Registration Under the Securities Act.

                 (a) The Company shall use its best efforts to file, as promptly as practicable after the Effective Time, and to cause to become effective as soon thereafter as is reasonably practicable, a registration statement on Form SB-2 (together with all supplements and amendments thereto, the "Registration Statement") with the SEC covering the public resale of the Gordon Shares and Unrestricted Braverman Shares.

                 (b) The Company shall pay all Registration Expenses (as defined below) in connection with the registration contemplated by this Section 6.1. Each selling shareholder shall pay all underwriting and selling discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such shareholder's shares of Common Stock pursuant to the Registration Statement. For purposes of this Agreement, "Registration Expenses" shall mean any and all expenses incurred by the Company incident to the performance of or compliance by the Company with this Section 6.1, including all SEC, stock exchange or NASD registration and filing fees, all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of the Company's counsel), all fees and expenses incurred in connection with the preparation and printing of the Registration Statement and the related prospectus and the fees and disbursements of the Company's counsel and independent public accountants, but excluding fees of counsel to the selling shareholders and underwriting and selling discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such selling shareholders' shares of Common Stock pursuant to the Registration Statement.

                 (c) In connection with the obligations of the Company under this Section 6.1, the Company shall:

                         (i) prepare and file with the SEC such amendments and
post-effective amendments to the Registration Statement as may be necessary to
(x) keep such Registration Statement effective for the applicable period under this Agreement and (y) cause each prospectus included as part of such Registration Statement (a "Prospectus") to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act and (z) keep each Prospectus current during the period described under Section 4(3) and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the securities covered by such Prospectus;

                        (ii) furnish to each selling shareholder, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such selling shareholder may reasonably request, in order to facilitate the public sale or other disposition of the Common Stock covered by the Registration Statement;

                        (iii) use its reasonable best efforts to register or qualify the Common Stock covered by the Registration Statement under all applicable Blue Sky Laws of such jurisdictions as any selling shareholder with Common Stock covered by the Registration Statement shall reasonably request in writing by the time the Registration Statement is declared effective by the SEC; provided, however, that the Company shall not be required to (x) qualify as a foreign entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.1(c)(iii), (y) file any general consent to service of process or (z) subject itself to taxation in any such jurisdiction if it is not so subject.

                        (iv) notify each selling shareholder (v) when the Registration Statement has become effective and when any post-effective amendments and supplements thereto have been filed and become effective, (w) of any request by the SEC or any state securities authority for amendments and supplements to the Registration Statement and related Prospectus or for additional information after the Registration Statement has become effective,
(x) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (y) of the happening of any event which makes any statement made in the Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in the Registration statement or Prospectus in order to make the statements therein not misleading and (z) of any determination by the Company that a post-effective amendment to the Registration Statement would be appropriate;

                        (v) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment and provide prompt notice to each selling shareholder of the withdrawal of any such order;

                 (d) The Company may require each selling shareholder to furnish to the Company such information regarding the selling shareholder and the proposed distribution by such selling shareholder of Common Stock covered by the Registration Statement as the Company may from time to time reasonably request in writing. Each such selling shareholder shall provide the Company with any such information within five business days after such information is requested and shall provide to the Company, within five business days after such selling shareholder receives a draft of the Registration Statement or amendment thereto in which such information is included, comments on such Registration Statement or amendment thereto. The Company agrees to supplement or amend the Registration statement, if required by the rules, regulations or instructions applicable to the Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration or if reasonably requested by a selling shareholder with respect to information relating to such selling shareholder in order to accurately reflect information regarding such selling shareholder or such selling shareholder's plan of distribution as required by the Registration Statement, and to use its best efforts to cause any such amendment to become effective and such Registration Statement to become usable as soon as thereafter practicable. The Company agrees to furnish to the selling shareholders copies of any such supplement or amendment promptly after its being made available for use or filed with the SEC.

                 (e) Each selling shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 6.1(c)(iv)(x)(y) or (z) hereof, such selling shareholder will forthwith discontinue disposition of Common Stock pursuant to the Registration Statement until such selling shareholder's receipt of the copies of the supplemented or amended Prospectus and, if so directed by the Company, such selling shareholder will deliver to the Company (at its expense) all copies in its possession, other than permanent file copies then in such selling shareholder's possession, of the Prospectus current at the time of receipt of such notice.

                 (f) (i) The Company agrees to indemnify and hold harmless, each selling shareholder from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred by such selling shareholder in connection with defending or investigating any such action or claim) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information relating to any selling shareholder furnished to the Company by a selling shareholder for use therein; provided, however, that the indemnification provided for in this paragraph shall not inure to the benefit of any selling shareholder with respect to any sale or disposition of Common Stock by such selling shareholder in violation of Section 1.6.

                           (ii) Each Holder comprising the Gordon Group and
Braverman (collectively, the "Indemnifying Holders") agrees, severally and not jointly, to indemnify and hold harmless the Company, each other selling shareholder, each director and officer of the Company and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or is under common control with or is controlled by the Company to the same extent as the foregoing indemnity from the Company to the selling shareholders with respect to any and all information provided by such Indemnifying Holder to the Company for use or inclusion in the Registration Statement.

                           (iii) If any action, suit or proceeding shall be
instituted involving any person in respect of which such person is entitled to indemnity pursuant to either paragraph (i) or (ii) above, such person (the "indemnified party") shall promptly notify the parties against whom indemnification is being sought (each an "indemnifying party") and such indemnifying parties shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Such indemnified party shall have the right to select its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying parties have agreed in writing to pay such fees and expenses, (y) the indemnifying parties shall have failed to assume the defense and employ counsel on a timely basis or (z) the named parties to any such action, suit, or proceeding (including any impleaded parties) include both such indemnifying parties and such indemnified party and such indemnified party shall have been reasonably advised by its counsel that representation of such indemnified party and any indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed due to actual or potential differing interests between them (in which case the indemnifying parties shall not have the right to assume the defense of such action, suit or proceeding on behalf of the indemnified party)). It is understood, however, that the indemnifying parties shall, in connection with any one such action, suit or proceeding, or substantially similar action, suit or proceeding or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all of the indemnified parties. The indemnifying parties shall not be liable for any settlement of any action, suit or proceeding effected without their written consent, but if settled with such written consent or if there be a final judgment for the plaintiff, the indemnifying parties agree to indemnify and hold harmless the indemnified party from and against any loss, action, damage, liability or expense by reason of such settlement or judgment.

                           (iv) No indemnifying party shall, without the prior
written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

                 (g) The Holders acknowledge that the Company has granted certain of its security holders the right to include additional shares of Common Stock in the Registration Statement.

          Section 6.2 Access to Information. COL shall afford to the officers, employees, accountants, counsel and other representatives of the Company, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, COL shall furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request, and COL shall make available to the Company the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as the Company may reasonably request. The Company acknowledges and agrees that all such information shall be maintained in strict confidence and may not be used for any purpose other than to facilitate the Merger.

          Section 6.3 Consents; Approvals. COL, each Holder and the Company shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and COL, each Holder and the Company shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by COL, the Holders and the Company, respectively, and the consummation by them of the transactions contemplated hereby.

          Section 6.4 Notification of Certain Matters. COL and each Holder shall give prompt notice to the Company and the Company shall give prompt notice to COL and to each Holder of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of COL, each Holder and the Company, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.5 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

          Section 6.6 Public Announcements. The Company shall be responsible for, and have exclusive control over, any and all press releases and public statements with respect to the Merger or this Agreement.

          Section 6.7 Conveyance Taxes. The Company, COL and the Holders shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                                   ARTICLE 7.

                            Conditions to the Merger

          Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                 (b) (i) The Company shall have raised an aggregate of at least $2,000,000 in one or more private placements of the Company's securities.

                           (ii) Without in any way limiting the foregoing
condition, COL and each of the Holders hereby acknowledges that the Company expects to raise an aggregate of $2,600,000 in exchange for 1,910,000 shares of Common Stock (the "Private Placement Shares") in four separate private placements. In the first private placement, the Company expects to issue an aggregate of 581,429 shares of Common Stock to a group of accredited investors in exchange for $100,000. In the second private placement, the Company expects to issue an aggregate of 250,000 shares of Common Stock to a group of accredited investors in exchange for $350,000. In the third private placement, the Company expects to issue 650,000 shares of Common Stock to VDC Corporation Ltd. ("VDC") in exchange for $650,000. It is then contemplated that VDC will spin off all of such shares to its existing stockholders. In the fourth private placement, the Company expects to issue an aggregate of 428,571 shares of Common Stock to a group of accredited investors in exchange for $1,500,000. There can be no assurance that the transactions contemplated by this Section 7.1(b)(ii) will be consummated by the Company on the terms set forth above, or at all. As further clarification, it is acknowledged by the parties that the consummation of any or all of transactions contemplated by this Section 7.1(b)(ii) is not a condition to the Merger.

          Section 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

                 (a) The satisfactory completion of the Company's due diligence investigation of COL;

                 (b) Representations and Warranties. The representations and warranties of COL and each of the Holders contained in this Agreement (together with the COL Disclosure Schedule) shall be true and correct in all respects as of the date hereof and on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President of COL and each Holder;

                 (c) Agreements and Covenants. COL and each Holder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President of COL and each Holder;

                 (d) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required or advisable (in the Company's discretion) to be obtained, and all filings required to be made, by COL for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by COL. At the Effective Time, COL shall deliver to the Company copies of the resolutions adopted by the members and Board of Managers of COL approving the Merger and the other transactions contemplated hereby, certified by the Secretary of COL as being in full force and effect and not modified in any manner whatsoever;

                 (e) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit the Merger or the transactions contemplated by this Agreement;

                 (f) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance affecting the business, results of operations or financial condition of COL having or which may have a Material Adverse Effect;

                 (g) Legal Opinion. The Company shall have received an opinion, dated the Effective Date, from Greenberg, Traurig, counsel to COL, substantially in the form of, and covering such matters as are set forth in, Exhibit B hereto;

                 (h) Private Placement Representations. The Company shall have received a certificate dated as of the Effective Time from each Holder, substantially in the form of Exhibit C hereto, to ensure that the issuance of Common Stock as Merger Consideration hereunder will be a valid private placement under Section 4(2) of the Securities Act and will not require any filings to be made with any state securities regulatory authority under any Blue Sky Laws;

                 (i) Other Certificates. COL and the Holders shall have furnished to the Company such other certificates and documents as the Company shall have reasonably requested;

                 (j) Contractual Matters. All unliquidated claims which may arise under, and/or all material ambiguities contained in, any agreement to which COL may be a party (the determination of whether any such unliquidated claim or ambiguity exists is to be made by the Company in its reasonable discretion) shall be clarified and satisfied to the reasonable satisfaction of the Company, and no such clarification shall result in any additional material obligation on the part of the Surviving Corporation or the Company;

                 (k) [Intentionally Omitted.]

                 (l) Muzak Agreement. COL shall have entered into a new agreement with Muzak on terms satisfactory to the Company. Such agreement shall supersede any and all previous agreements or arrangements between Muzak and COL and shall inure to the benefit of the Surviving Corporation upon consummation of the Merger;

                 (m) Employment/Consulting Agreements. Each of Barnett, Braunstein, Malinowski, Michael Clark and Richard Davey shall terminate their existing employment/consulting agreements with COL and shall have entered into an employment/consulting agreement with the Surviving Corporation; and

                 (n) Consulting Agreement. The Company shall have entered into a Consulting Agreement with American Maple Leaf Corporation ("AML") pursuant to which AML will provide the Company with future investment banking services in exchange for an aggregate of 350,000 shares of Common Stock.

          Section 7.3 Additional Conditions to Obligation of COL and the Holders. The obligation of each of COL and each Holder to effect the Merger is also subject to the following conditions:

                 (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and COL shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

                 (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and COL and such Holder shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

                 (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by the Company. At the Effective Time, the Company shall deliver to COL and to the Holders copies of the resolutions adopted by the Company approving the Merger and the other transactions contemplated hereby certified by the Secretary of the Company, as the case may be, as being in full force and effect and not modified in any manner whatsoever;

                 (d) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company having or reasonably likely to have a Material Adverse Effect; and

                 (e) The Company Common Stock Certificates. The Company shall have tendered for delivery to each Holder certificates representing the number of shares of Common Stock set forth next to such Holder's name on Exhibit A.

                 (f) Stock Option Plan. The Company shall have effectuated an employee stock option plan.

                 (g) Management Shares. The Company shall have reserved for issuance an additional 600,000 shares of Common Stock (the "Management Shares"); provided, however, that in the event COL's negative net worth as of August 31, 1996 (as determined by Ernst & Young, LLP or such other accounting firm engaged by the Surviving Corporation and then acting as its outside auditors) is greater than $470,000 (assuming the capitalization of those certain amounts previously indicated by Ernst & Young, LLP as appropriate to be capitalized in the aggregate amount of $229,388)(the "Permissible Negative Net Worth"), as is determined in accordance with generally accepted accounting principles to the extent applicable, such number of Management Shares shall be reduced by 1 1/2 shares for each dollar by which COL's negative net worth exceeds the Permissible Negative Net Worth. Such Shares to be granted to the management of the Surviving Corporation shall vest according to a schedule established by the Company.


                                   ARTICLE 8.

                                   Termination

          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Holders:

                 (a) by mutual written consent of the Company and COL;

                 (b) by the Company if the Merger shall not have been consummated by September 18, 1996, provided that the Company's right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available in the event the Company's failure to fulfill any obligation under this Agreement or any action or inaction on the part of the Company has been, in full or in part, the cause of or resulted in, in full or in part, the failure of the conditions to COL's and each Holder's obligation to consummate the Merger to be satisfied or the failure of the Merger to occur on or before such date;

                 (c) by COL or any Holder if the Merger shall not have been consummated by September 18, 1996, provided that the right of COL or any Holder, as the case may be, to terminate this Agreement pursuant to this Section 8.1(c) shall not be available in the event COL's or such Holder's, as the case may be, failure to fulfill any obligation under this Agreement or any action or inaction on the part of COL or any Holder, as the case may be, has been, in full or in part, the cause of or resulted in, in full or in part, the failure of the conditions to the Company's obligation to consummate the Merger to be satisfied or the failure of the Merger to occur on or before such date;

                 (d) by the Company or COL if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                 (e) by the Company if prior to the Effective Time, (i) trading in securities generally on the New York Stock Exchange, American Stock Exchange or The Nasdaq National Market shall have been suspended or materially limited,
(ii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or state authorities or (iii) there shall have occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions, the effect of which on the financial markets of the United States is such as to make it, in the judgment of the Company, impracticable or inadvisable to consummate the transactions contemplated hereby.

          Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, managers, members or stockholders except (i) as set forth in Section 8.3, Article 9 and Section 10.8 hereof, and
(ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          Section 8.3 Fees and Expenses.

           In the event the Merger is consummated, the Surviving Corporation will pay all reasonable legal and accounting fees and costs incurred by the parties in connection with this Agreement and the transactions contemplated hereby; provided, however, that with respect to any such legal fees and costs incurred by COL or any of the Holders, the Surviving Corporation shall only be obligated to pay those reasonable amounts attributable to the engagement of Greenberg, Traurig in connection with the transactions contemplated hereby and shall have no obligation to pay any legal fees and costs incurred by any Holder in connection with their engagement of independent counsel.

          In the event the Merger is not consummated as a result of COL's or any Holder's (i) breach of their respective representations, warranties, agreements or covenants contained herein or (ii) failure to fulfill their respective obligations hereunder, COL shall be obligated to pay all reasonable out-of-pocket expenses and legal and accounting fees and costs incurred by the Company in connection with this Agreement and the transactions contemplated hereby. In the event the Merger is not consummated for any reason other than as set forth in the preceding sentence, the parties' obligations with respect to the payment of fees and expenses shall be as set forth in the Letter Agreement dated June 7, 1996 by and among COL and American Maple Leaf Financial Corporation (the "Letter Agreement").

                                   ARTICLE 9.

           Survival of Representations and Warranties; Indemnification

          Section 9.1 Survival. All statements contained in any certificate or other instrument delivered by or on behalf of COL, any of the Holders or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by COL, such Holder or Holders or the Company with the same force and effect as if contained in this Agreement. All representations, warranties, covenants and agreements by COL, any Holder or the Company shall survive the Effective Time for a period of two years after the Effective Time (provided that the representations, warranties, covenants and agreements contained in Annex I hereto and this Article 8 in so far as they relate to any Tax shall survive until the expiration of the applicable statute of limitation for a claim by the applicable taxing authority for such Tax) notwithstanding any investigation at any time by or on behalf of any party to which such representation or warranty was given, and shall not be considered waived by the consummation of the Merger contemplated by this Agreement with knowledge of any breach or misrepresentation by any of the parties hereto.

          Section 9.2 Indemnification.

                 (a) Each of COL and each Active Holder shall jointly and severally indemnify and hold harmless the Surviving Corporation against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying or indemnified parties) Surviving Corporation may suffer, sustain or become subject to as a result of (i) any breach by such Holder or COL of any of its or his representations, warranties, covenants or other agreements contained in this Agreement, (whether or not the Surviving Corporation had knowledge, at or prior to the Effective Time, of the breach), (ii) the failure by COL to pay, perform or discharge prior to the Effective Time any COL Liabilities (other than the Assumed Liabilities), (iii) any liability or obligation (other than the Assumed Liabilities) arising prior to the Effective Time, or after the Effective Time as a result of events occurring prior to the Effective Time, from or in connection with the violation of any federal, state or local statute, rule or regulation, decree or ordinance applicable to COL,
(iv) any other claim (other than the Assumed Liabilities), whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement (collectively, the "Litigation")), arising out of the operations of COL prior to the Effective Time (regardless of whether or not referred to on a schedule to this Agreement or otherwise disclosed or known to the Company as of the date of this Agreement), or (v) any claim by any person that the Merger Consideration payable hereunder should have been paid in a manner inconsistent with the manner set forth in Exhibit A. Notwithstanding the foregoing, (i) no Holder shall have any indemnification obligation for any claim or liability to the extent covered by insurance maintained by the Surviving Corporation and (ii) COL shall not have any liability to the Surviving Corporation or any Holder (by contribution or otherwise) hereunder at any time after the Effective Time. Notwithstanding the foregoing, the liability of each of the Active Holders pursuant to this Section
9.2 shall be limited to (i) the amount of any and all Merger Consideration to be issued to such Active Holder upon the consummation of the Merger and (ii) the right of set-off set forth in Section 9.5 hereof; provided, however, that there shall be no such limitation of liability in the event the Company seeks indemnification from an Active Holder for any knowing breach of the provisions of this Agreement or any fraudulent or criminal action or inaction.

                 (b) Each Holder shall indemnify and hold harmless the Surviving Corporation against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying and indemnified parties) Surviving Corporation may suffer, sustain or become subject to as a result of any breach of any warranties, covenants or other agreements made by such Holder in this Agreement or any misrepresentation by such Holder, or as a result of any of such Holder's representations or warranties not being true and correct as of the Effective Time (whether or not the Company had knowledge, prior to the Effective Time, of the misrepresentation or breach of warranty). Notwithstanding the foregoing, the liability of each Holder pursuant to this Section 9.2 shall be limited to (i) the amount of any and all Merger Consideration to be issued to such Holder upon the consummation of the Merger and (ii) the right of set-off set forth in
Section 9.5 hereof; provided, however, that there shall be no such limitation of liability in the event the Surviving Corporation seeks indemnification from such Holder for any fraudulent or criminal action or inaction.

                 (c) The Surviving Corporation shall indemnify and hold harmless each Holder against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying and indemnified parties) such Holder may suffer, sustain or become subject to as a result of any breach of any warranties, covenants or other agreements contained in this Agreement or any misrepresentation by the Company, or as a result of any of the Company's representations or warranties not being true and correct as of the Effective Time (whether or not such Holder had knowledge, prior to the Effective Time, of the misrepresentation or breach of warranty).

                 (d) Each party acknowledges that reliance shall not be an element of any claim by the other for breach of warranty or misrepresentation under this Agreement.

          Section 9.3 Conditions of Indemnification for Third Party Claims. The obligations and liabilities of the parties under this Agreement with respect to, relating to, caused (in whole or in part) by or arising out of claims of third parties (individually, a "Third Party Claim" and collectively "Third Party Claims") including, without limitation, any Federal, state or local taxing authorities, shall be subject to the following terms and conditions:

                 (a) The party entitled to be indemnified hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity

(the "Indemnifying Party") prompt notice of any Third Party Claim, and, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify in accordance with the terms and subject to the limitations on such party's obligation to indemnify contained in this Agreement with respect to that claim (or part of that claim), the Indemnifying Party shall have the right to approve (such approval not to be unreasonably withheld) the representatives to undertake the defense of that claim. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim (if determinable)). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. In addition, no settlement or compromise of such Third Party Claim shall be made with the prior written consent of the Indemnifying Party.

                 (b) If the Indemnifying Party, within ten (10) business days after receiving notice of any such Third Party Claim, fails to acknowledge in writing its obligation to indemnify in accordance with Section 9.3(a) hereof, the Indemnified Party shall (upon further notice to the Indemnifying Party and subject to Section 9.3(c) hereof) have the right to defend, compromise or settle the Third Party Claim without obtaining any consents from the Indemnifying Party.

                 (c) Anything in this Section 9.3 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party an unconditional release from all liability in respect of the Third Party Claim; and (ii) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of the Third Party Claim.

          Section 9.4 Payment of Claims. Any party obligated to indemnify another party hereunder shall advance any amounts so payable to the Indemnified Party as such amounts are incurred by such Indemnified Party upon written demand therefor containing reasonable supporting documentation of the amounts so payable.

          Section 9.5 Set-Off. Any party (the "Entitled Party") entitled to indemnification from another party hereunder (the "Obligated Party") pursuant to the terms of this Agreement shall have the right to set-off against any amounts payable (in cash, Common Stock or otherwise) by such Entitled Party to the Obligated Party under this Agreement or any other agreement(s) such Obligated Party may have with the Entitled Party (including, without limitation, any consulting agreement) all amounts payable to the Entitled Party by the Obligated Party under this Section 9.

          Section 9.6 Loan and Security Agreement. Notwithstanding anything to the contrary contained herein, each of the parties hereby acknowledges that neither the execution of this Agreement, nor the consummation (or failure to consummate) the transactions contemplated hereby, shall release COL or the

Surviving Corporation, as the case may be, from COL's obligations under the VDC Loan Agreement.

                                   ARTICLE 10.

                               General Provisions

          Section 10.1 Disclosure Schedules. Any disclosure made with reference to one or more sections of the COL Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided such relevance is reasonably apparent.

          Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

                 (a) If to COL Acquisition Corp.:

                              COL Acquisition Corp.
                              401 City Line Avenue
                              Suite 725
                              Bala Cynwyd, PA  19004
                              Attention:  Edward S. Zobian, President

                     With a copy to:

                              Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                              Philadelphia, PA  19102
                              Telecopier No. (215) 568-6603
                              Attention:  Michael C. Forman, Esq.

                 (b) If to COL:

                            Coupons Online, L.L.C.
                            271 Madison Avenue
                            Suite 1005
                            New York, NY  10016
                            Attention:  Craig W. Barnett, President

                     With a copy to:

                            Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel 153 East 53rd Street, 35th Floor
                            New York, NY  10022
                            Attention:  Andrew Cosentino, Esq.

                 (c) If to Muzak:

                            Muzak Limited Partnership
                            2901 3rd Avenue
                            Seattle, WA  98121
                            Attention:  President

                 (d) If to any Holder (other than Muzak), to the Holder's
                     address reflected in the Operating Agreement.


          Section 10.3 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which either of COL (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

                 (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed; and

                 (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3)) of the Exchange Act).

          Section 10.4 Amendment. This Agreement may be amended by COL and the Company (without the consent of any Holder) by action taken by or on behalf of the Board of Directors of the

Company and the Board of Managers of COL at any time prior to the Effective Time; provided, however, that no amendment may be made which by law requires further approval by the members of COL without such further approval; provided, further, that no amendment that materially and adversely affects a Holder shall be binding on or effective as to such Holder without such Holder's written consent. This Agreement may not be amended except by an instrument in writing signed by the parties hereto entitled to effectuate such amendment.

          Section 10.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          Section 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 10.7 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 10.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the terms and provisions of (i) the Letter Agreement regarding confidentiality and the payment of fees and expenses (as qualified by Section 8.3 hereof) and
(ii) the VDC Loan Agreement shall survive the execution of this Agreement, the termination or breach of this Agreement by any party hereto for any reason whatsoever and the consummation of the Merger, and shall thereafter continue in full force and effect. Each Holder hereto agrees to comply with all such terms of the Letter Agreement as if he were named a party therein.

          Section 10.9 No Assignment. This Agreement shall not be assigned by operation of law or otherwise.

          Section 10.10 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 10.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          Section 10.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES). EACH OF THE PARTIES HERETO, BY EXECUTION OF THIS AGREEMENT, SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, IN EACH CASE, LOCATED IN NEW CASTLE COUNTY, AND WAIVES ANY OBJECTION TO SUCH JURISDICTION ON THE GROUNDS OF VENUE OR FORUM NON-CONVENIENCE, THE ABSENCE OF IN PERSONAM OR SUBJECT MATTER JURISDICTION OR ANY SIMILAR GROUNDS AND CONSENTS TO THE SERVICE OF PROCESS BY MAIL OR BY ANY OTHER MANNER PERMITTED BY LAW.

          Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

          Section 10.14 Joint Participation. The Company, COL and each of the Holders has participated in the drafting of this Agreement and expressly acknowledges such joint participation, to avoid application of any rule construing contractual language against the party which drafted the language.

          Section 10.15 No Tax Advice. COL and each of the Holders hereby acknowledges that it has not received any tax advice, guidance or information with respect to the Tax consequences, effects or impact of transactions contemplated hereby by the Company or any representative or agent thereof. Each of the Holders should consult such Holder's individual counsel with regard to such matters.

          Section 10.16 Exhibits and Schedules. All Exhibits and Disclosure Schedules attached hereto are delivered pursuant to this Agreement are incorporated by reference into, and made a part of, this Agreement.

          Section 10.17 WAIVER OF JURY TRIAL. EACH OF COL, THE COMPANY AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, the Company, COL and each Holder have caused this Agreement to be executed as of the date first written above.

                                      COL ACQUISITION CORP.




                                      By: _______________________________
                                          Name:
                                          Title:




                                      COUPONS ONLINE, L.L.C.



                                      By: _______________________________
                                          Name:
                                          Title:











                             [SIGNATURES CONTINUED]

                                  HOLDERS:


                                  _________________________________
                                  CRAIG W. BARNETT




                                  _________________________________
                                  MARK D. BRAUNSTEIN




                                  _________________________________
                                  KAREN REISNER




                                  _________________________________
                                  RAM REDDY





                                  _________________________________
                                  JODI JAMIESON




                                  _________________________________
                                  JAMES HORGAN




                                  _________________________________
                                  LARRY BARNETT



                             [SIGNATURES CONTINUED]

                                  _________________________________
                                  BARRY BRAVERMAN


                                  DIVERSIFIED EQUITIES AND
                                    MANAGEMENT II t/a DEM II


                                  By: _______________________________
                                      Name:
                                      Title:





                                  _________________________________
                                  GEORGE GORDON




                                  _________________________________
                                  MANUEL GORDON




                                   _________________________________
                                   LORRAINE MARTIN




                                  _________________________________
                                  JEFFREY SILVERSTEIN



                             [SIGNATURES CONTINUED]

                                  _________________________________
                                  DR. ROBERT C. GORDON


                                  _________________________________
                                  RENEE GORDON




                                  _________________________________
                                  NORMAN BATANSKY




                                  _________________________________
                                  TOBY BATANSKY


                                  _________________________________
                                  ALAN KLEBAN FAMILY TRUST



                                  By: _______________________________
                                      Name:
                                      Title:



                                  _________________________________
                                  BRUCE MALINOWSKI


                                  MUZAK LIMITED PARTNERSHIP



                                  By: _______________________________
                                      Name:
                                      Title:

                                    EXHIBIT A



                    Holder                         Shares of Common Stock
                    ------                         ----------------------
          Muzak Limited Partnership                         474,000
          Craig W. Barnett                                  437,000
          Mark D. Braunstein                                342,000
          Bruce Malinowski                                  100,000
          Gordon Group                                      475,000
          Barry Braverman                                   380,000
          Ram Reddy                                         114,000
          Jodi Jamieson                                      57,000
          Jim Horgan                                         47,500
          Larry Barnett                                      47,500

                                    EXHIBIT B

                              Form of Legal Opinion

                  For the purposes of these opinions we shall assume, with the permission of the Company, that the procedural and substantive laws of the State of New Jersey are the same as those in the State of Delaware.

         (a) COL is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey. With respect to COL's good standing we have relied solely upon a certificate of the Secretary of State of the State of New Jersey.

         (b) COL has the power and authority under its Articles of Formation, the Operating Agreement and New Jersey Law to own, lease and operate its current properties and to transact the business in which it is currently engaged.

         (c) COL has all necessary power and authority under its Articles of Formation and the New Jersey Law to execute and deliver the Merger Agreement and to perform its obligations thereunder. The execution, delivery and performance by COL of the Merger Agreement have been duly authorized by all necessary action of COL.

         (d) The Merger Agreement has been duly executed and delivered on behalf of COL and constitutes a valid and binding obligation of COL, enforceable against COL in accordance with its terms, subject to customary enforceability qualifications.

         (e) The execution, delivery and performance by COL of the Merger Agreement do not (i) require any approval of its members which has not been obtained or (ii) violate the New Jersey Law or COL's Articles of Formation or the Operating Agreement.

         (f) Upon the filing of the Articles of Merger in accordance with the Delaware Law, the merger of COL into the Company will be legally effective in accordance with the New Jersey Law.

         Provided, that further assumptions and qualifications to these legal opinions are to be contained in Counsel's final form of legal opinion.

         In addition to the opinions contained above, the opinion letter shall contain a factual statement to the effect that to the best of our knowledge and without the benefit of conducing a lien search or any independent investigation, all of the outstanding Interests are held by the Holders free and clear of all security interests, liens, claims, pledges, agreements, limitations or other encumbrances of any nature whatsoever.

                                    EXHIBIT C

                                   CERTIFICATE

         The undersigned has executed and delivered this Certificate to COL Acquisition Corp. (the "Company") this ____ day of September, 1996 pursuant to
Section 7.2(h) of that certain Agreement and Plan of Merger and Reorganization dated September __, 1996, by and among the Company, Coupons Online, L.L.C., and the Holders named therein (the "Merger Agreement"). The undersigned acknowledges that the Company is relying upon the representations and warranties contained herein in issuing its Common Stock to the undersigned as Merger Consideration pursuant to the Merger Agreement.

         NOW THEREFORE, the undersigned hereby certifies as follows:

         1. [He/She] has received a copy of the Merger Agreement. The undersigned acknowledges that [he/she] has had sufficient time to review the Merger Agreement and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the merger contemplated by the Merger Agreement and to obtain any additional information which Acquisition Corp. possesses or can acquire without unreasonable effort or expense to verify the information contained in the foregoing documents.

         2. The undersigned has such knowledge and experience in financial and business matters that [he/she] is capable of evaluating the merits and risks of an investment in the Company's Common Stock.

         3. The undersigned acknowledges that the shares of the Company's Common Stock delivered to the undersigned as Merger Consideration pursuant to the Merger Agreement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         4. The undersigned is acquiring the shares of the Company's Common Stock issuable to [him/her] pursuant to the Merger Agreement for [his/her] own account.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of September, 1996.




                                                 _______________________________